EXHIBIT 10.4

TRANSITION AGREEMENT

          This TRANSITION AGREEMENT (this "Agreement") is made and entered into this 17th day of April, 2007, by and among SOUTHERN MICHIGAN BANCORP, INC., a Michigan corporation ("Southern"), FNB FINANCIAL CORPORATION, a Michigan corporation (the "FNB"), and RICHARD E. DYER ("Executive").

          WHEREAS, Southern and FNB, the parent corporation of First National Bank of Three Rivers ("Bank"), are parties to an Agreement and Plan of Merger, dated April 17, 2007, whereby FNB shall merge with and into Southern (the "Merger"); and

          WHEREAS, the parties desire to enter into this Agreement, which is intended to set forth in its entirety the terms and conditions of the employment relationship between FNB and Executive; and

          NOW, THEREFORE, the parties agree as follows:

          1.          Effective Date. This Agreement shall become effective if and only if the Merger takes place and shall automatically become effective at the Effective Time of the Merger, provided that Southern and Executive have also entered into the Employment Agreement attached as Appendix A to this Agreement (the "Employment Agreement").

          2.          Prior Agreements. This Agreement and the Employment Agreement shall supersede all previous agreements and understandings pertaining to Executive's employment with and compensation (including any bonus or deferred compensation) by the Bank, FNB, and/or Southern or any of their Affiliates, including, but not limited to, the Management Continuity Agreement dated July 20, 2004, by and between Executive and FNB, and the Salary Continuation Agreement dated July 20, 2004, by and between Executive and Bank (collectively the "Prior Agreements"), all of which shall be terminated without liability. Provided, however, that this Agreement shall not terminate vested rights of Executive under the terms of The First National Bank of Three Rivers 401(k) Profit Sharing Plan, Executive's pending claims under the Bank's health insurance program, any right of Executive to indemnification under the Articles or Bylaws of the Bank or FNB, or the Supplemental Life Insurance Agreement dated October 25, 2004, by and between Executive and Bank (the "Life Insurance Agreement") as amended by this Agreement to remove the policy expenses provision of Section 3.3.2. Accordingly, Section 3.3.2 of the Life Insurance Agreement is amended to read in its entirety as follows:

3.3.2

Net Death Proceeds Purchase. If the Company elects to terminate the Agreement the Executive or his/her transferee shall have the right to purchase the Executive's Interest in the Policy as identified in Section 3.2 above. The Company shall withdraw the Policy's cash surrender value and assign ownership of the Policy to the Executive or his/her transferee. The Executive or his/her transferee shall thereafter assume responsibility for any fees and/or cost of insurance charges as necessary to sustain the Policy and the Company shall have no further responsibility for any fees and/or costs related to the Policy.

          3.          Cash Payment. Southern shall pay Executive a lump sum cash payment on the later of the first day after the six month period following the Effective Time of the Merger or January 1, 2008, in the amount of One Hundred Forty Thousand Dollars ($140,000.00), subject to any applicable withholding taxes, in lieu of any and all payments and benefits to which he would otherwise have been entitled under the Prior Agreements (the "Cash Payment"). It is agreed that the obligation to make this payment is fixed and absolute, and that this payment is not subject to forfeiture or setoff of any kind whatsoever.

          4.          Death. In the event of the death of Executive during the term of this Agreement, Executive's estate shall be entitled to receive the Cash Payment under Section 3 (if not already paid), the salary due Executive through the last day of the calendar month in which his death shall have occurred plus such other benefits as shall have accrued under this Agreement.

          5.          Special Noncompetition and Nonsolicitation Commitments. In consideration of the commitments of Southern in this Agreement, until the third anniversary of the effective date of this Agreement the Restricted Period under Section 14 of the Employment Agreement shall be the greater of the Restricted Period as set forth in Section 14 or three years after the effective date of this Agreement. Thereafter, the Restricted Period shall be as set forth in Section 14 of the Employment Agreement.

          6.          Affiliate Defined. For purposes of this Agreement, the term "Affiliate" means any corporation or other entity that controls, is controlled by, or is under common control with any of Southern, the Bank, or FNB, and includes, without limitation, any such entity and each of its subsidiaries.

          7.          No Assignments. This Agreement is personal to each of the parties hereto, and neither Southern nor Executive may assign or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party, except that Southern may assign this Agreement to a successor of Southern.

          8.          Entire Agreement. Once this Agreement and the Employment Agreement take effect they will constitute the entire understanding of the parties concerning Executive's employment and will supersede all previous oral and written agreements.

          9.          Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the third day after mailing.

          10.          Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties.

          11.          Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

          12.          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Moreover, if any provision contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

          13.          Arbitration. Any dispute, controversy, or claim arising under or in connection with this Agreement shall be settled exclusively under the arbitration provisions of Section 19 of the Employment Agreement.

          14.          Governing Law. This Agreement shall be governed by the laws of the United States of America and the State of Michigan with venue and jurisdiction limited to the Circuit Court for Branch County, Michigan.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SOUTHERN MICHIGAN BANCORP, INC.		EXECUTIVE

By:
	John H. Castle President and Chief Executive Officer	Richard E. Dyer

FNB FINANCIAL CORPORATION

By:
Alfred H. Peterson, III Chairman